AMENDED SCHEDULE A

dated April 30, 2021

to the

EXPENSE LIMITATION AGREEMENT

dated September 1, 2016 between

THE ADVISORS’ INNER CIRCLE FUND II

and

CHAMPLAIN INVESTMENT PARTNERS, LLC

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Maximum Annual Operating Expense Limit	Initial Term End Date
Advisor Shares
Champlain Small Company Fund	1.30%	April 30, 2022
Champlain Mid Cap Fund	1.20%	April 30, 2022
Champlain Emerging Markets Fund	1.30%	April 30, 2022

Institutional Shares
Champlain Small Company Fund	1.05%	April 30, 2022
Champlain Mid Cap Fund	0.95%	April 30, 2022
Champlain Emerging Markets Fund	1.05%	April 30, 2022

Acknowledged and Accepted by:

Champlain Investment Partners, LLC

/s/ Eric Ode
Name: Eric Ode
Title: President & COO

The Advisors’ Inner Circle Fund II

/s/ Eric Griffith
Name: Eric Griffith
Title: Vice President & Assistant Secretary